Exhibit 10.4

QUANTUM CORPORATION

SEVERANCE BENEFIT PLAN
AND SUMMARY PLAN DESCRIPTION

Effective January 29, 2018

(as updated on June 9, 2020)

Exhibit 10.4
QUANTUM CORPORATION

SEVERANCE BENEFIT PLAN AND SUMMARY PLAN DESCRIPTION

Exhibit 10.4

INTRODUCTION.
Effective January 29, 2018
(as updated on June 9, 2020)

The Quantum Corporation Severance Benefit Plan (the “Plan”) was established by Quantum Corporation (“Quantum”) effective January 29, 2018, and was updated on June 9, 2020. The purpose of the Plan is to provide for the payment of severance benefits to certain employees of Quantum and its subsidiaries, whose employment is involuntarily terminated as a result of an Eligible Event. The Plan supersedes any severance benefit plan, policy or practice previously maintained by Quantum or its subsidiaries. This Plan document is also the Summary Plan Description for the Plan.

SECTION 1. ELIGIBILITY FOR BENEFITS.

a.General Rules. Subject to the exceptions set forth in Section 1.2 below, Quantum will grant severance benefits under the Plan to Eligible Team Members. An “Eligible Team Member” is a regular full-time or regular part-time employee (as designated by Quantum) whose employment with Quantum or a subsidiary of Quantum is involuntarily terminated due to a reduction in force or reorganization of a facility or operation, where Quantum determines in advance that the Plan is applicable to such event (an “Eligible Event”). The determination whether an Eligible Event has occurred will be made by Quantum, in its sole discretion. In no event will temporary employees, supplemental employees, leased employees, contractors, subcontractors or any others who are not designated by Quantum, in its sole discretion, as regular full-time or regular part-time employees be eligible for severance benefits under the Plan. To be eligible to receive severance benefits under the Plan, an Eligible Team Member must remain on the job until his or her scheduled date of termination of employment (“Termination Date”) unless otherwise authorized in writing by Quantum in its sole discretion, and must execute and not revoke an Employee Release of Claims in the form required by Quantum (“Release”), with such Release to become effective in accordance with its terms prior to payment.

b.Exceptions. Certain Eligible Team Members are not eligible for severance benefits under the Plan. Severance benefits will not be provided to such Eligible Team Members in the following situations:

i.The Eligible Team Member voluntarily terminates employment with Quantum for any reason prior to his or her Termination Date. Voluntary termination includes, but is not limited to, resignation, retirement, failure to return from a vacation, leave of absence on the scheduled date, etc.;

Exhibit 10.4
i.Where the Eligible Team Member is offered employment with comparable salary and responsibilities (as reasonably determined by Quantum) by Quantum, any affiliate of Quantum, any new owner of Quantum or division of Quantum, or outsourced entity and the position offered to the Eligible Team Member is no more than 50 miles from his or her then current work location immediately prior;

ii.Where the Eligible Team Member is involuntarily terminated from Quantum for Cause. “Cause” means (i) an act of misconduct or personal dishonesty, (ii) continued documented poor performance, or (iii) continued violations by the Eligible Team Member of the Eligible Team Member’s obligations to Quantum, which are demonstrably willful and deliberate on the Eligible Team Member’s part.

SECTION 2. AMOUNT OF BENEFIT.

a.Determination of Benefit. Each time Quantum determines that an Eligible Event has occurred, it will determine the class or classifications of Eligible Team Members and any special rules applicable to them. Such information, along with the schedule of benefits payable to the class or classifications of Eligible Team Members will be set forth in one or more Appendices to the Plan. The amount of Plan benefits payable to Eligible Team Members in a given situation will be determined in accordance with the Appendix applicable to the class or classifications of such Eligible Team Members. Only the Appendix applicable to the class of applicable an Eligible Team Member will be attached to the Plan document and summary plan description provided to such Eligible Team Member.

b.Offset for Other Payments or Benefits. Notwithstanding the foregoing, if an Eligible Team Member receives termination benefits under, (i) any other severance plan, policy, program or arrangement sponsored by Quantum, any affiliate or new owner of Quantum or any Quantum business unit, or outsourced entity; or (ii) a contract between Quantum and Eligible Team Member for change of control benefits, the benefit otherwise payable under this Plan will be reduced by a corresponding amount to the extent permissible by law, unless such other severance plan, program, policy, arrangement or contract specifically provides that the benefits payable thereunder are in addition to the benefits payable under this Plan. Furthermore, the benefit payable under this Plan will be reduced, to the extent provided in the applicable Appendix, by the amount of any benefit required to be paid under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other federal, state or local law (including, without limitation, so- called “plant closing” or “mass layoff” laws) requiring Quantum to give advance notice or make a payment of any kind to an Eligible Team Member because of that Eligible Team Member’s termination of employment due to a reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason (“Other Applicable Laws”). In no event will an Eligible Team Member be entitled to a Plan benefit greater than the reduced amount described above, so that, unless otherwise provided in the applicable Appendix, the sum of the Plan benefit hereunder and the benefits required under the WARN Act or Other Applicable Laws, if any, will not exceed the greater of (i) the stated benefit amount under the Plan prior to

Exhibit 10.4
reduction hereunder or (ii) the benefit amount mandated under the WARN Act or Other Applicable Laws.

Exhibit 10.4
SECTION 3. TIME OF PAYMENT AND FORM OF BENEFIT.

Quantum will pay Plan benefits based on the time and form of payment stated in the applicable Appendices attached to the Plan, provided, however, no severance payments will be made under the Plan after the 15th day of the third month, of the calendar year (March 15th) that immediately follows the calendar year in which occurred the Eligible Team Member’s Termination Date, or, if later, the 15th day of the third month of the fiscal year of the Company (June 15th) that immediately follows the fiscal year in which occurred the Eligible Team Member’s Termination Date, and all in-kind or reimbursement benefits provided under the Plan will be paid within the time periods under Treasury Regulation section 1.409A-1(b)(9). In no event will payment of any Plan benefit be made prior to the Eligible Team Member’s Termination Date or prior to the payment date set forth in the applicable Appendix.

SECTION 4. REEMPLOYMENT.

If an Eligible Team Member is rehired by Quantum or a subsidiary after receiving or becoming eligible to receive severance payments under the Plan, any severance payments not yet received will cease immediately upon such Eligible Team Member’s reemployment by Quantum or the subsidiary. If an Eligible Team Member received severance payments under the Plan prior to becoming reemployed by Quantum or the subsidiary, the Eligible Team Member will be required to repay to Quantum the amount of any severance payment received (expressed as Weeks’ of Pay) which is in excess of the number of weeks between the Eligible Team Member’s Termination Date and the date the Eligible Team Member was reemployed.

SECTION 5. HEALTHCARE BENEFITS.

a.Extended Subsidized Healthcare Coverage. Each Eligible Team Member enrolled in the Quantum Corporation Welfare Benefit Plan (the “Health Plan”) as of his or her Termination Date and who receives severance benefits under Section 2 will be provided with extended subsidized healthcare coverage (medical, dental, vision and EAP benefits) under the Health Plan for himself or herself and for his or her covered dependents for the period of time, and at the cost, specified in the applicable Appendix. On or before the date the period of extended subsidized healthcare coverage is to terminate, Quantum will notify the Eligible Team Member of any further right to continue healthcare coverage, and the cost of such coverage, as provided in the Health Plan.

b.Non-Subsidized Continuation Coverage. In the event that no period of extended subsidized healthcare coverage under the Health Plan is provided by the applicable Appendix, each Eligible Team Member who is enrolled in the Health Plan as of his or her Termination Date and who receives severance benefits under Section 2 will have the right to elect to continue healthcare coverage for himself or herself and his or her eligible dependents following termination of employment under the normally applicable coverage continuation provisions of the Plan or COBRA. Quantum and its subsidiaries will not provide any subsidy toward the cost of such continuation coverage.

Exhibit 10.4

c.Other Plan Benefits. All non-healthcare benefits (such as life insurance and disability coverage) terminate as of the Eligible Team Member’s Termination Date,

Exhibit 10.4
unless otherwise provided in the applicable Appendix. The benefits of the Eligible Team Member under any plan or bonus program or any qualified retirement plan sponsored or maintained by Quantum or a subsidiary are governed solely by the terms of those programs or plans, and will not be affected by payments under this Plan. Specifically, the determination of whether severance benefits payable under this Plan are subject to salary deferral under any qualified cash or deferred arrangement sponsored by Quantum or any affiliate thereof will be governed by the terms of the applicable plan, as interpreted by the Quantum Savings and Investment Plan Administrative Committee or other applicable plan administrative committee in accordance with its authority under such plan.

SECTION 6. OUTPLACEMENT BENEFITS.

An Eligible Team Member who receives severance benefits under Section 2 will be eligible to participate in a counseling and training program to assist the Eligible Team Member in his or her transition to other employment for the period specified in the applicable Appendix, if such outplacement benefits are provided in the applicable Appendix. All outplacement benefits may not be exchanged for cash or other benefits.

SECTION 7. RIGHT TO AMEND OR TERMINATE.

a.Other Severance Arrangements. Quantum reserves the right to make other arrangements regarding severance benefits in special circumstances. In no event will such other arrangement serve to modify, amend or change the terms of this Plan or any Appendix.

b.Amendment or Termination. Quantum also reserves the right to amend or discontinue this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination will affect the right to any benefit earned hereunder in reliance on the Plan. Any action amending or terminating the Plan will be in writing and executed by Quantum’s Chief Financial Officer.

SECTION 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan will not be deemed (i) to create a contract of employment; (ii) to interfere with the right of Quantum or its subsidiaries to terminate the employment of any Eligible Team Member or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9. LEGAL CONSTRUCTION.

This Plan is governed by and will be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, with the laws of the State of California.

SECTION 10. CLAIMS, INQUIRIES AND APPEALS.

Exhibit 10.4

a.Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to Quantum in writing, addressed as follows:

Exhibit 10.4
Quantum Corporation Severance Benefit Plan
c/o Vice President, Human Resources 8560 Upland Dr.
Englewood, CO 80112

a.Denial of Claims. In the event that any application for benefits is denied in whole or in part, Quantum will notify the Eligible Team Member applicant, in writing, of the denial of benefits, and of the applicant’s right to a review of the denial. The written notice of denial will be set forth in plain English designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that Quantum needs to complete the review and an explanation of the Plan’s review procedure.

i.This written notice will be given to the applicant within ninety (90) days after Quantum receives the application, unless special circumstances require an extension of time, in which case, Quantum may take up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety
(90)day period.

1.This notice of extension will describe the special circumstances necessitating the additional time and the date by which Quantum is to render its decision on the application for benefits. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

a.Review Panel. Quantum will appoint a “Review Panel,” consisting of three individuals who may, but need not, be Eligible Team Members of Quantum.

b.Request for a Review. Any person (or that person’s authorized representative) whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Review Panel within sixty (60) days after the application is denied (or deemed denied). Quantum will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review must be in writing and must be addressed to: Review Panel Under the Quantum Corporation Severance Benefit Plan, c/o Quantum Corporation Human Resources Department., 10125 Federal Drive, Colorado Springs, CO 80908. A request for a review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are relevant. The Review Panel may require the applicant to submit additional facts, documents or other materials as it may find necessary or appropriate in making its review.

Exhibit 10.4

c.Decision on Review. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require

Exhibit 10.4
an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be provided to the applicant within the initial sixty (60) day period. The Review Panel will give prompt, written notice of its decision to the applicant and to Quantum. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline, in plain English, so it can be calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Review Panel’s decision is not given to the applicant within the time noted in this Section 10.5, the application will be deemed denied on review.

a.Rules and Procedures. The Review Panel will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities. The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

b.Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10.1 above, (ii) has been notified by Quantum that the application is denied (or the application is deemed denied due to Quantum’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10.4 above, and (iv) has been notified in writing that the Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel’s failure to take any action on the claim within the time prescribed by Section 10.5 above).

SECTION 11. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan will be paid by Quantum. The Plan is unfunded, and benefits hereunder are payable only from the general assets of Quantum.

SECTION 12. PLAN ADMINISTRATION AND INTERPRETATION.

Quantum is the named fiduciary that has the authority to control and manage the administration and operation of the Plan. Quantum will have the sole and complete discretion to interpret and administer the terms of the Plan and to determine eligibility for benefits and the amount of any such benefits pursuant to the terms of the Plan, and in so doing Quantum may correct defects, supply omissions and reconcile inconsistencies to the extent necessary to carry out the Plan, and such actions will be conclusive and binding on all persons. Quantum will prescribe such forms, make such rules, regulations, interpretations and computations and will take such other action to administer the Plan as it may deem appropriate. In administering the Plan, Quantum will act in a nondiscriminatory manner to the extent legally required and will at all times discharge its duties with respect to the Plan in accordance with the standards set forth in the applicable sections of ERISA.

Exhibit 10.4

Exhibit 10.4
SECTION 13. OTHER PLAN INFORMATION.

a.Employer and Plan Identification Numbers. The Employer Identification Number (EIN) assigned to Quantum (which is the “plan sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-2665054. The Plan Number (PN) assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.

b.Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is March 31st of each calendar year.
c.Plan Administration: The Plan Administrator is Vice President, Human Resources and the Plan is self-administered by Quantum.

d.Service of Process: Process may be served on the Plan by directing such legal process to:

Attn: Vice President, Human Resources 8560 Upland Dr.
Englewood, CO 80112

In addition, service of legal process may be made upon the Plan Administrator.

e.Type of ERISA Plan, Contributions, and Funding: The Plan is an ERISA welfare benefit plan. Contributions necessary to finance the Plan are made by Quantum. Plan benefits are paid out of general assets of Quantum.

SECTION 14. STATEMENT OF ERISA RIGHTS.

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

◦Examine, without charge, at the plan administrator’s office, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan (if applicable) with the U.S. Department of Labor and available at the Public Disclosure Room at the Employee Benefits Security Administration.

◦Obtain, upon written request to the Plan Administrator, copies of all the documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series, if applicable) and updated summary plan description. The administrator may make a reasonable charge for the copies.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people

Exhibit 10.4
who operate the plan, called fiduciaries of the plan, have a duty to do so prudently and in the interest of you and other participants and beneficiaries.

Exhibit 10.4
No one, including your Employer, your union, or any other person, may terminate your employment or otherwise discriminate against you in any way for the purpose of preventing you from obtaining a pension or welfare benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have the right to know why this was done, obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, after you have appealed the claim through the plan’s claims procedures, you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have voluntarily entered into a binding arbitration agreement with your Employer, your right to file suit in a Federal court may be limited by that arbitration agreement. If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272).

SECTION 15. EXECUTION.

To reaffirm and record the adoption of the Plan as set forth herein, effective as of January 29, 2018, as updated on June 9, 2020, Quantum Corporation has caused its duly authorized officer to execute the same this 9th day of June 2020.

/s/ J. Michael Dodson
J. Michael Dodson
Chief Financial Officer

Exhibit 10.4

Appendix F

Tier 6 Team Members

Quantum Corporation Severance Benefit Plan

Effective January 29, 2018
(as updated on June 9, 2020)

Until such time as this Appendix is superseded, Quantum has determined that any Eligible Event that occurs on or after January 29, 2018 will trigger the following benefits and/or payment to Eligible Tier 6 Team Members:

1.Eligibility. Quantum will grant severance benefits under the Plan to Eligible Team Members. An “Eligible Team Member” is a regular full-time or regular part-time employee (as designated by Quantum) whose employment with Quantum or a subsidiary of Quantum is involuntarily terminated due to a reduction in force or reorganization of a facility or operation, where Quantum determines in advance that the Plan is applicable to such event (an “Eligible Event”). The determination whether an Eligible Event has occurred will be made by Quantum, in its sole discretion. In no event will temporary employees, leased employees, contractors, subcontractors or any others who are not designated by Quantum in its sole discretion, as regular full-time or regular part-time employees be eligible for severance benefits under the Plan.

a.In addition to the requirements for eligibility above, to be eligible to receive severance benefits under the Plan, an Eligible Team Member must remain on the job until his or her scheduled Termination Date unless otherwise authorized in writing by Quantum in its sole discretion; and

a.In the case of a Tier 6 Team Member, he or she must additionally execute the applicable Employee Release of Claims (“Release”) and such Release must become effective in accordance with its terms prior to payment.

1.Severance Pay.

a.An Eligible Team Member who is a Tier 6 Team Member on the Notification Date will receive Severance Pay in an amount equal to twenty-six (26) Weeks of Pay. Severance Pay paid to a Tier 6 Team Member will not exceed a total of twenty-six (26) Weeks of Pay.

a.A Tier 6 Team Member is an Eligible Team Member who is in Grades 98A-98B.

1.Timing of Payments. All Severance Pay hereunder will be paid to the Tier 6 Team Member in a single lump sum (less applicable income and employment withholding taxes and

Exhibit 10.4
any other required deductions) as of the payment date specified in the applicable Release provided to the Tier 6 Team Member.

1.Outplacement Assistance. Each Tier 6 Team Member will receive outplacement assistance through state and/or federal services or, in Quantum’s sole discretion a cash stipend to assist the Tier 6 Team Member in his or her transition to other employment.

1.Continuation of Health Insurance Benefits.

a.Each Tier 6 Team Member who is enrolled in the Quantum Corporation Welfare Benefit Plan at the Tier 6 Team Member’s Termination Date will be provided with extended coverage of the Tier 6 Team Member’s healthcare benefits (medical, dental and/or vision) in effect at the Tier 6 Team Member’s Termination Date with such extended coverage continuing through the last day of the month in which occurs the Tier 6 Team Member’s Termination Date. The Tier 6 Team Member will reimburse Quantum for that portion of the applicable monthly insurance premium that such Tier 6 Team Member would have paid for such healthcare coverage had the Tier 6 Team Member remained employed with Quantum.

a.Prior to the end of the month of the extended healthcare coverage provided to the Tier 6 Team Member in Section 5(a) above, the Tier 6 Team Member will be provided with the opportunity to elect healthcare continuation coverage under COBRA. If the Tier 6 Team Member elects healthcare continuation coverage under COBRA, Quantum will subsidize up to the first twelve months of such continuation coverage at the same monthly cost Quantum would have paid for such healthcare coverage had the Tier 6 Team Member remained employed with Quantum. The Tier 6 Team Member will reimburse Quantum for that portion of the applicable insurance premium that such Tier 6 Team Member would have paid for such healthcare coverage if such Tier 6 Team Member had remained employed with Quantum. For each month of healthcare continuation coverage under COBRA thereafter, the Tier 6 Team Member will be responsible for paying the full cost of such coverage. The Tier 6 Team Member will reimburse Quantum the cost of this coverage. If the Tier 6 Team Member fails to make timely payment of his or her cost for such coverage, such coverage will terminate effective as of the first day of the period for which timely payment was not received. A Tier 6 Team Member’s payment of his or her cost for such coverage shall be considered timely if such payment is received by Quantum on or before the thirtieth (30th) day following the first day of the period for which such payment is being made, or such later date permitted under the plan documents governing the terms under which such coverage is provided to the Tier 6 Team Member for the period of coverage in question.

1.Prior Appendix Superseded. Effective as of the date set forth above, this Appendix supersedes each and every prior Appendix under the Plan applicable to any and all Tier 6 Team Members.

1.Definitions.

a.The “Notification Date” means the date the Tier 6 Team Member is notified by Quantum of his or her involuntary termination of employment with Quantum or a subsidiary of Quantum, as applicable.

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a.The “Termination Date” means the date established by Quantum as the Tier 6 Team Member’s date of termination of employment with Quantum or a subsidiary of Quantum, as applicable.

a.A “Tier 6 Team Member” means an Eligible Team Member who is in Grades 98A-98B.

a.A “Week of Pay” means, for a Tier 6 Team Member who is paid on a salaried basis, his or her base salary (excluding commissions or other variable pay, bonuses and car allowances) determined on a weekly basis and, for a Tier 6 Team Member who is paid on an hourly basis, his or her hourly rate of pay (excluding overtime, bonuses, and shift and lead differentials) multiplied by the number of hours in his or her regular weekly work schedule.

a.A “Year of Service” means, except as provided below, each full twelve-month period of regular (not temporary or other non-regular) employment completed with Quantum, with an affiliate of Quantum or with any company that was acquired by Quantum. Notwithstanding the previous sentence, in determining a Tier 6 Team Member’s Years of Service for purposes of calculating the amount of his or her severance pay under this Appendix:

i.Periods of employment prior to a break in service of two (2) years or longer shall be disregarded.

i.Periods of employment with respect to which a Tier 6 Team Member previously received severance pay in connection with a prior termination of employment under the Plan or any other severance plan, program or arrangement maintained by Quantum, a company that is wholly or partly owned by Quantum or a company that owns Quantum in whole or in part (“Prior Severance Pay”) shall be disregarded, as follows:

1.In the case of such a Tier 6 Team Member who was rehired after having received the full amount of Prior Severance Pay to which he or she was then entitled, all periods of employment prior to the date of rehire shall be disregarded; and

1.In the case of such a Tier 6 Team Member who, by reason of being rehired, did not receive the full amount of Prior Severance Pay to which he or she would have been entitled if not rehired, there shall be disregarded such pro rata portion of his or her prior employment that corresponds to the portion of the total Prior Severance Pay actually received.